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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]  No Fee required.

 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which the transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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
The following advertisement appeared in the Eastern Edition of the Wall Street Journal on February 6, 1998 and may appear in additional publications.


To Employees of American Bankers Insurance Group, Inc.:


              AIG IS THE FAR SUPERIOR PARTNER FOR AMERICAN BANKERS
              ----------------------------------------------------
                                INSURANCE GROUP
                                ---------------

        American International Group, Inc. (AIG) is the largest insurance and financial services organization in the world, measured by stock market valuation. We are a Triple-A rated company, whose net income in 1996 approached $3 billion, with total assets of approximately $160 billion and shareholders' equity (or net worth) exceeding $24 billion. There is not a financially stronger company in our business.

        Cendant has existed in its present form for less than two months. It has negative tangible net worth and is highly leveraged. Claims cannot be paid out of intangible assets. What implications will this have for the future financial strength and claims-paying ability of Cendant/American Bankers? What does it suggest for the future of American Bankers' employees? How secure can you or anyone feel as an employee or policyholder of American Bankers if the company is taken over by Cendant rather than becoming a part of AIG?

        AIG is a recognized insurance industry leader. We operate in over 100 countries around the world. We have been in the insurance business for nearly 80 years. Our experience and relationships can help American Bankers grow its business in new directions, while providing the financial security and stability needed to be a viable competitor in the insurance industry in the years ahead.

                   LOOK AT THE RECORD: AIG BUILDS BUSINESSES
                   -----------------------------------------

        AIG has built one of the premier U.S. insurance businesses over decades, through both acquisition of high quality, specialty insurance companies and through internal growth. Our employees have participated in this growth. AIG companies today employ more than 16,000 people across the United States, and more than 39,000 worldwide. These employees are the backbone of our business and constitute our competitive edge in the insurance field. American Bankers employees will become part of this group, adding their own insurance expertise to a work force already recognized as among the very best in the industry.

          CENDANT'S TRACK RECORD SHOULD CAUSE EMPLOYEES GREAT CONCERN
          -----------------------------------------------------------

        Cendant and its predecessor companies have a record of implementing restructurings and employee terminations at acquired companies soon after their acquisition. For example, Cendant's SEC filings state that, since 1995, its component companies have taken restructuring charges totaling $1.4 billion in connection with nine prior acquisitions and the merger of CUC and HFS which created the "new" Cendant just last December. Among other items, these restructuring charges have included costs incurred in connection with employee reductions and consolidation of corporate activities and facilities.

        Cendant's acquisitions also have a pattern of resulting in employee terminations. In the six of the nine acquisitions for which information is available, Cendant terminated over 1,400 employees, according to the same Cendant SEC filings.



            AIG IS COMMITTED TO PRESERVING THE SECURITY OF AMERICAN
            -------------------------------------------------------
                 BANKERS' MIAMI HEADQUARTERS AND ITS EMPLOYEES
                 ---------------------------------------------

        As part of AIG, American Bankers employees, operating out of your Miami headquarters, would join a family of experienced insurance professionals with a management committed to growing the business you have worked to build and of which you are proud. We believe the revenue growth that will result from combining our two organizations will be extremely important to our joint future. As with other specialty insurers AIG has acquired over the years, it is your skills and experience that form the core of our interest in partnering with American Bankers. At AIG, we look forward to having you join our family.

AIG. WORLD LEADERS IN INSURANCE AND FINANCIAL SERVICES.

 American International Group, Inc., Dept. A, 70 Pine Street, New York, NY 10270